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                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[x]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               ALLIANCE BANCORP
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:


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                    [Logo of Alliance Bancorp Appears Here]

                                                                    June 7, 1999

Dear Fellow Stockholder:

   By now you have received several mailings and perhaps several telephone calls regarding LaSalle Financial Partners' efforts to remove three current, independent and qualified directors of your Company and replace them with their own nominees. We thank you for putting up with any confusion this may be causing and ask for your continued support and patience as we approach our annual meeting scheduled for June 23, 1999. Your Board is working for your best interests.
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    If You Have Already Returned a White Proxy Card Supporting Your Board's
 Nominees, Thank You for Your Continued Support. If You Have Not Voted or If You Have Returned a Green Opposition Proxy Card and Want to Change Your Vote, You Can Protect Your Investment by Promptly Signing, Dating and Mailing the Enclosed White Proxy Card.
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            DON'T BE MISLED BY THE LASALLE GROUP--LOOK AT THE FACTS

   A close examination of the record indicates that LaSalle's campaign is unnecessary, contrary to the facts and not in the best interests of all stockholders. As you review the materials and the issues being raised by the LaSalle Group, we ask you to CONSIDER THE FOLLOWING FACTS:

Strategic
Alternatives:    Your Board has considered and will continue to consider all strategic alternatives to enhance stockholder value, including an affiliation with a larger financial institution.
                 In fact, months before LaSalle commenced its proxy contest, your Board had already been consulting with "top-tier" investment banking firms in connection with possible merger and acquisition transactions.

The Stockholders'
Interests:       Electing their nominees to hang a "FOR SALE" sign in front of the Bank will not maximize stockholder value in a merger/sale transaction. Indeed, it is likely to have the opposite effect.

Your Board's
Experience:      Your Board and its nominees have significant experience in creating stockholder value, including significant prior
                 experience operating profitable businesses and involvement in
                                                            ---
                 merger and acquisition transactions. Other than pursuing
                 LaSalle's self-serving interests in a quick sale of the Bank, the LaSalle nominees bring no unique experience to your Board.


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Your Company's
Performance:     LaSalle draws your attention to one quarter-to-quarter
                 comparison. Our earnings per share have grown at an annualized compounded rate of 30% since December 31, 1996! We are on track to achieve 1999 earnings per share in line with consensus estimates of $1.55, an increase of 23% compared to 1998.

Enhanced
Franchise Value: We have combined three strong and profitable financial institutions over the past two years to create Alliance Bancorp. Today, the Company has over 100,000 account relationships with more than 61,000 households in Chicago, suburban Cook and DuPage Counties! Your Company is more valuable today than it was two years ago!

Your Board's
Investment:      Your Board's interests are closely aligned with the interests of all stockholders. The members of your Board personally own
                 1.1 million shares of Alliance Bancorp common stock--Worth more than $26.5 million. LaSalle's nominees have not invested one single dollar of their own funds in Alliance Bancorp common stock.

LaSalle's
Interests:       The 4.9% share ownership of LaSalle Limited Partnership was acquired through a combination of margin account borrowings and other people's money. We believe that LaSalle's interest in electing their nominees to your Board has more to do with margin account pressures and promises made to limited partners than with maximizing value for all stockholders!


          WATCH THEM CAREFULLY--THEY ARE SUDDENLY CHANGING THEIR TUNE!

   The LaSalle Group cannot make up its mind as to why they are attempting to remove three independent and qualified directors previously elected to the Board by the stockholders.

   Did you read the same proxy statement we did, the one that was sent to stockholders by the LaSalle Group just two weeks ago? Remember, the LaSalle proxy statement (dated May 17, 1999) that touted and detailed LaSalle's numerous successes (and failures) in forcing the sale of a company following the election of their nominee(s) to its board. Should we remind them of the stated purpose of the LaSalle Limited Partnership, as disclosed in its public filings with the SEC: "to make investments in . . . thrifts which possess
                                              ---------------------------
certain buyout characteristics" and "to acquire control over and influence the
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policies of [Alliance Bancorp], in particular with the intent of influencing a
                                              --------------------------------
business combination involving [Alliance Bancorp]."
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        WILL THEY NOW SAY ANYTHING TO GET THEIR NOMINEES ON YOUR BOARD?

                    THE ILLUSORY SETTLEMENT OFFER BY LASALLE

   Don't be fooled -- The so-called "settlement offer" that LaSalle highlights in its most recent mailing was more in the form of a threat to commence a proxy
                           ---                     --------
contest if the Board did not meet LaSalle's final demand for Board seats. As they described in their May 17 proxy statement, LaSalle had requested a Board seat in August 1998. A committee of outside directors determined last August that LaSalle's single purpose investment objective to sell the Company did not warrant board representation. The independent directors stand by that decision.


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   Your Board believes in good communications with stockholders. On several occasions we have provided LaSalle with a list of stockholders and all other information required by law. However, we will not permit LaSalle to turn this proxy contest into a telemarketing campaign.


                                   YOU DECIDE

   The Board has nominated five very qualified individuals who have served your Company well and who will continue to look after the interests of all stockholders. For your convenience, we have again included brief biographical information about your Board's nominees at the end of this letter. The Alliance Bancorp directors have a diverse and impressive record of achievement. Please understand that if you vote the green LaSalle proxy card, you will be voting to replace three of these existing directors. You have the power to prevent LaSalle from using the Company to further their own interests by voting the White Proxy Card.

   On behalf of management and the Board, we thank you for your continued support. Please do not hesitate to telephone either of the undersigned if you have any questions, or call our proxy solicitor, Kissel-Blake, if you need assistance in voting.

Sincerely,

/s/ Fredric G. Novy                            /s/ Kenne P. Bristol
Fredric G. Novy                                Kenne P. Bristol
Chairman of the Board                          President and Chief Executive
                                               Officer

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                             YOUR VOTE IS IMPORTANT

  1. The Board of Directors urges you to discard the Green proxy card recently sent to you by the LaSalle Group. A "WITHHOLD AUTHORITY" vote on the LaSalle Group's Green proxy card is not a vote for the Board's nominees. To vote FOR your Company's nominees you must execute a WHITE proxy card.

  2. Therefore, if you voted a Green proxy card but wish to support your Company's nominees, please sign, date and mail the enclosed WHITE proxy card in the envelope provided as soon as possible.

  3. Remember -- only your latest dated proxy will determine how your shares are to be voted at the meeting.

  4. If any of the shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company's nominees on the WHITE proxy card.

  5. For assistance in voting your shares or further information, please contact the Company at 630-794-8700, or our proxy solicitor:

                                  KISSEL-BLAKE
                         Call Toll Free 1-800-498-2628

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           SUPPORT YOUR BOARD'S NOMINEES -- VOTE THE WHITE PROXY CARD


  . Director Edward Burns was first employed by Liberty Federal in 1950 when the Bank's assets were $3 million. Mr. Burns became President and Chief Executive Officer of Liberty Federal in 1970 and Chairman of the Board in 1982. He has been a Director since 1963. Mr. Burns was instrumental in converting Liberty Federal from mutual to stock form in 1991 and he continued as Chief Executive Officer until 1994. Mr. Burns was also instrumental in engineering the merger of Liberty Federal and Hinsdale Federal Savings in 1996, doubling the size of the institution to $1.4 billion.


  . Director Whit Hughes started Hughes Equipment in October of 1958 as a sole proprietorship engaged in the design and construction of self-service laundry and dry cleaning stores. By 1990, more than 600 stores had been built and sold. In 1968, Hughes Equipment acquired the Midwest marketing assets and personnel of the commercial refrigeration and laundry division from Frigidare, a division of General Motors. Today, this division of Hughes Equipment, Custom Appliance and Carpet, is a major supplier of appliances to the builder and multi-family market in the Chicago area.


  . Director Edward Nusrala worked for the Nusrala Shoe Company, with 125 shoe stores and lease departments around the country. He helped negotiate a sale of the company to a large manufacturer of women's shoes. He stayed with that company, called at that time "St. Louis Shoe Corporation," for eight years. In 1972, he started his own retail shoe company, Famous Brand Shoes, Inc., and continues as President. The company currently has thirty five stores operating in six states.


  . Director William Rybak is the Executive Vice President and the Chief Financial Officer of Van Kampen Investment Inc., a mutual fund company, and a member of its senior management committee, positions he has held since 1986. In 1993, Van Kampen was purchased from Xerox Corporation by Clayton Dubilier & Rice. In 1996, Van Kampen was sold by Clayton Dubilier to Morgan Stanley.


  . Director Donald Sveen served in various executive capacities with The John Nuveen Company, the nation's preeminent municipal bond fund manager, from 1969 through 1996. As President and Chief Operating Officer, Mr. Sveen was instrumental in taking Nuveen public in 1992. During his tenure, Nuveen's stockholder value increased from ten million dollars to over one billion dollars!


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